Exhibit 99.2

Chesapeake Announces Offering of

Senior Subordinated Notes

(Richmond, Va.) - Chesapeake Corporation (NYSE:CSK) announced today that it intends to sell £90 million principal amount of Senior Subordinated Notes due 2011. Chesapeake expects to commence the offering shortly. The net proceeds from the offering will be used to repay amounts outstanding under the Company's senior credit facility.

The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. No assurance can be given that the planned offering can be completed on acceptable terms.

Chesapeake Corporation, headquartered in Richmond, Va., is a global leader in specialty packaging. Chesapeake is a leading European folding carton, leaflet and label supplier and a leader in plastic packaging for niche markets. Chesapeake has over 50 locations in North America, Europe, Africa and Asia. Chesapeake's website is www.cskcorp.com.